Pre-qualification Amendment Number 1: Form 1A/A for the Offering Circular first filed on October 25, 2023, for Real Street Build-to-Rent Fund I, LLC. This Amendment incorporates nine (9) changes: (1) the Cover Page has been revised to reconcile the duration of the Offering and to cross reference certain Risk Factors; (2) the Risk Factor for Control by Management has been revised; (3) references to “Concurrent Regulation D Offering” have been removed throughout the document; (4) provided revised exhibits: Subscription Agreement, Legal Opinion, and Auditor’s Consent; (5) added a Risk Factor re: Potential Conflicts of Interest; (6) updated the Business Experience of Key Employees section; (7) added footnotes describing methods for determining Asset Management Fee and Fund Management Fee; (8) added Risk Factor re: reimbursements and cost-sharing limits; and (9) added Risk Factor re: mandatory mediation and arbitration.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A/A - Amendment #1

Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

REAL STREET BUILD-TO-RENT FUND I, LLC

A Delaware Limited Liability Company

December 5, 2023

SECURITIES OFFERED: Equity in the form of LLC membership interests denominated in Class A Units

MAXIMUM OFFERING AMOUNT: $25,000,000 for 25,000 Class A Units

MINIMUM OFFERING AMOUNT: Not Applicable

MINIMUM INVESTMENT AMOUNT: $1,000.00 for 1 Unit per Investor

CONTACT INFORMATION : REAL STREET BUILD-TO-RENT FUND I, LLC

9200 NW 39th Avenue, Suite 130-1002

Gainesville, FL 32606

(307) 228-4628

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

REAL STREET BUILD-TO-RENT FUND I, LLC, is a Delaware limited liability company formed on June 12, 2023, (the “Company” or “Issuer”) for the purpose of acquiring, improving, managing, developing, operating and disposing of build-to-rent (“BTR”) communities and related personal and real property located thereon (“BTR Assets”) throughout the United States (each, individually, a “Property” and collectively, the “Properties”).

Properties that are BTR Assets will include land, homes and/or other assets on the properties that generate ancillary revenue. This may include storage, retail, restaurant, or other commercial real property located on or adjacent to the applicable Property and acquired by the Company in connection with the acquisition of the applicable BTR Asset. Each BTR Asset acquired by the Company will be acquired either directly by the Company, or indirectly through a subsidiary of the Company (each a “Property Subsidiary”). The Company may also form one additional sub-holding company (“SubCo”) which would be a sole purpose, wholly-owned subsidiary of the Company, with each Property Subsidiary in turn being a subsidiary of SubCo. See “Description of the Business” below.

The Company is offering by means of this offering circular (the “Offering Circular”), equity in the form of Class A Units (the “Units,” or in the singular, a “Unit”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” below.

The minimum investment amount per Investor is $1,000.00, in exchange for one (1) Unit. The Company does not intend to list the Units for trading on any exchange or other trading market. See “Description of the Securities” below.

The Company does not currently own any assets, therefore, returns are speculative. However, it is the Company’s intent to pay a preferred return (the “Preferred Return”) to holders of the Class A Units in accordance with their capital contribution to the Company. The estimated return will be based on the Company’s internal underwriting criteria. The Company intends on using funds from a successful Offering to purchase and develop BTR Assets. To generate enough cash flow and value to pay the Preferred Return, the Company will first need to purchase, develop, and lease the Asset. The intended Preferred Return is a cumulative preferred return, meaning that if it is not paid in full annually when it is due, the unpaid amount shall carry forward to the next annual period until paid in full. (See “Securities Being Offered,” below.)

The Company is managed by an Affiliate, Real Street Capital Manager, LLC, a Delaware limited liability company (the “Manager”) which was formed in April 2023 and is responsible for day-to-day management, investment, and development decisions related to the Company. The executive officers and/or advisors of the Manager are Gregory Stula, David J. Rasmussen (each, a “Key Executive”), Elena Burgos, and Fred Sanchez (each, an “Advisor”). The Company intends to use the Proceeds of this Offering (the “Proceeds”) to acquire, improve, manage, develop, operate and sell BTR Assets in Florida and throughout the United States.

Sales of the Units pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate; (b) the date upon which all Units have been sold; (c) or the expiration of twelve (12) months from the qualification date (the “Offering Period”). The Company may elect to extend the Offering period past twelve (12) months from the qualification date pursuant to Rule 251(D)(3)(I)(F) (see below).

The Company will offer Units via the website: www.realstreetcapital.com (the “Platform”) on a continuous and ongoing basis. Netshares Financial Services, LLC (“Netshares”), a FINRA broker-dealer, will act as the administrative broker-dealer for this Offering. The escrow account is administered by East West Bank. See “Plan of Distribution” below.

The Company has engaged East West Bank as Escrow agent to hold funds in escrow after the Proceeds have been paid by the Investor. The Investors’ funds will be held in escrow until Netshares clears the sale after its internal due diligence of the Investor. After the Investor is cleared by Netshares, the funds will be released from the escrow agent to the Company’s operational account. The reason the Company has an escrow agent and account without having a Minimum Offering Amount is due to the Company engaging Netshares, a FINRA broker-dealer. Under FINRA regulations, an escrow account is used for distributions conducted on a contingency basis (e.g., best-efforts all-or-none or part-or-none offerings) (see FINRA Regulatory Notice 16-08 and Rule 15c2-4 of the Securities Exchange Act of 1934).

Persons who purchase Units will be members of the Company (“Members” or in the singular a “Member”), subject to the terms of the LLC operating agreement of the Company (the “Operating Agreement” included as Exhibit 3) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the Proceeds of this Offering to commence and expand operations of the Company. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Units, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Units on any securities market. The Manager and Affiliates will receive compensation and income from the Company and these transactions may involve certain conflicts of interest. If the Properties do not generate sufficient revenue, the amount of cash available for distribution to Investors would be materially and adversely affected. No Investor will have the right to withdraw or receive a return of its initial investment for a period of three (3) years from the issue date for the Units. After that period an Investor may request that the Company redeem a maximum of ten (10) Units per fiscal year, subject to the availability of Company funds. See “Risk Factors,” “Compensation of the Manager,” “Conflicts of Interest,” and “Securities Being Offered,” below.

Investing in the Units is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” starting on Page 5 below. There are material income tax risks associated with investing in the Company that prospective investors should consider. See “Federal Tax Treatment” below.

As of the date of this Offering Circular, the Company has engaged KoreConX as transfer agent for this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Units immediately upon qualification of the Offering by the SEC. The Company approximates sales will commence during Q4 – 2023.

OFFERING PROCEEDS TABLE

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****
Amount to be Raised per Unit	$1,000.00	$18.00	$982.00	$0
Minimum Investment Amount Per Investor	$1,000.00	$18.00	$982.00	$0
Maximum Offering Amount	$25,000,000.00	$450,000.00	$24,550,000.00	$0

*The Offering price to Investors was arbitrarily determined by the Manager.

** The Company is not using an underwriter for the sale of the Units. These commissions listed are those for Netshares, a FINRA broker-dealer, acting as a broker-dealer for this Offering on a best-efforts basis. Netshares receives a 1.0% commission on the aggregate sales of the Units for a maximum of $250,000, plus a 4.0% commission for any amounts raised only through Netshares’s direct introductions (up to a maximum of $200,000). The maximum possible commission earned by Netshares is $450,000. See the “Plan of Distribution” below.

*** Units will be offered and sold directly by the Company, the Manager and the Company’s Managers and employees. No commissions for selling Units will be paid to the Company the Manager or the Company’s Managers or employees.

**** There are no Selling Shareholders in this Offering.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 3 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail and control, and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

The Company intends to operate primarily in the United States. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS

REAL STREET BUILD-TO-RENT FUND I, LLC, is a Delaware limited liability company with a principal place of business located at 9200 NW 39th Ave., Suite 130-1002, Gainesville, FL 32606. Through this Offering, the Company is offering equity in the Company in the form of Class A Units on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.”

As further described in this Offering Circular, the Company has been organized for the purpose of acquiring, improving, managing, developing, operating and disposing of build-to-rent communities.

MANAGEMENT	The Company is a manager-managed limited liability company. The Manager is Real Street Capital Manager, LLC, a Delaware limited liability company formed on April 17, 2023. The Manager is responsible for day-to-day management, investment, and development decisions of the Company. The CEO, manager, and 50% owner of the Manager is Gregory Stula (CEO). David J. Rasmussen is President, Acquisitions and Finance, and 25% owner of the Manager. Elena Burgos and Fred Sanchez currently serve the Manager in an advisory capacity on a part-time basis.
THE OFFERING	The Company is exclusively selling equity in the form of LLC membership interests, denominated into Units. The Company will use the Proceeds of this Offering to commence and expand operations.

SECURITIES BEING OFFERED

The Units are being offered at a purchase price of $1,000.00 per Unit. The Minimum Investment is one (1) Unit per Investor. Upon purchase of the Unit(s), a Member is granted certain rights detailed in the “Securities Being Offered” section below.

The Units are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Units. For a more detailed description of the specific restriction on transfer of the Units see “Securities Being Offered” section below.

COMPENSATION OF THE MANAGER

Neither the Manager nor the Members of the Company will be compensated through commissions for the sale of the Units through this Offering. The Manager is entitled to the following fees: (1) an Organizational Fee, (2) an Asset Management Fee, and (3) a Fund Management Fee. The Manager will also be paid a reasonable monthly amount for the Company’s utilization of the Manager’s office, personnel and equipment, and the Company shall reimburse the Manager for all expenses, fees, or costs incurred on its behalf.

See “Compensation of the Manager” below for a more comprehensive description of these fees.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Manager, Real Street Capital Manager, LLC, is a new entity created specifically for the management of the Company. However, the Key Executive and Advisors of the Manager are experienced real estate development professionals and have successfully engaged in related real estate activities for several years.

INVESTOR SUITABILITY STANDARDS

The Units will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Units will be subject to the terms of the Operating Agreement, a copy of which is provided in Exhibit 3.

Each person acquiring Units may be required to represent that he, she, or it is purchasing the Units for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective Purchaser of Units may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Units is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Units. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Units cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Units.

COMMISSIONS FOR SELLING Class A Units

The Units will be offered and sold directly by the Company, the Manager, the Key Executives of the Manager. No commissions will be paid to the Company, the Manager, or the Key Executives for selling the Units.

Netshares is the administrative broker-dealer of this Offering and will charge a 1.0% commission on the aggregate sales of the Units for a maximum of $250,000, plus a 4.0% commission for any amounts raised only through Netshares’s direct introductions (up to a maximum of $200,000). The maximum possible commission earned by Netshares is $450,000.

NO LIQUIDITY	There is no public market for the Units, and none is expected to develop. Additionally, the Units will be non-transferable, except as may be required by law or with the consent of the Manager. The Units will not be listed for trading on any exchange or automated quotation system. See “Risk Factors” and “Securities Being Offered” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Units. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Units. See “Risk Factors” below.
CONFLICTS OF INTEREST	Gregory Stula, the CEO and manager of the Manager of the Company, is also an owner of the Manager, and he will make all decisions regarding the operations of the Company. The Manager will receive compensation from the Company as described in this Offering Circular.
COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding, leasing, and management of real estate property and costs and expenses associated with the disposition of real estate property.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Units of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Units to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Units, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Units less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

The Company commenced preliminary business development operations on June 12, 2023 and is organized as a limited liability company under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the acquisition of real estate, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

The Company does not have a meaningful operating history upon which an Investor can base a prediction of its future success or failure.

Although the Key Executives have experience in the real estate industry generally, the Company and the Manager themselves are newly formed entities, and therefore there is no prior operating history upon which Investors may base a prediction of the Company’s future success or failure, and past performance cannot and should not be relied upon as an indicator of the ability of the Company to achieve its investment objectives. In addition, under the terms of the Company’s Operating Agreement, Investors will have extremely limited voting and management rights, and will therefore be relying on the experience and judgment of the Manager and indirectly, the Key Executives, with respect to an investment in the Company.

Investors will not have any control over the Company or the Property Subsidiaries, or their respective operations. Rather, such control will be exercised solely by the Manager and the Key Executives.

Investors will not have any control over the Company or any Property Subsidiary (defined above), or their respective operations. Rather, all such decisions will be made solely by the Manager and the Key Executives. Although the Key Executives are experienced and have previously achieved some favorable results within the real estate industry, there can be no guarantee that this will continue in the future. Further, if the individual Properties acquired or developed by the Company do not achieve a certain level of performance, an investment in the Company would be adversely affected or lost entirely.

The Offering is a blind pool offering.

The Offering is a blind pool offering, and although the Company has identified several potential acquisitions, the Company is not committed to acquire any particular Property with the net Proceeds from the Offering, nor is the Company required to acquire a certain number of Properties or acquire Properties across a certain number of markets. Investors will not have the opportunity to evaluate prospective Property acquisitions before they are made, which makes investing in this Offering more speculative.

Investors in the Company will bear a disproportionate share of the risk capital in Property transactions as compared to the Manager and its Affiliates.

Investors will provide a substantial portion of the capital for the Company. Therefore, the Investors will bear a substantially disproportionate share of the risk capital in the Company and Property transactions as compared to the Manager. The Manager received its ownership proportion in the Company at a lower price than is Offered to Investors through this Offering - therefore, relative to invested capital, each Investor’s share of the profits, losses, and distributions of the Company will be substantially and disproportionately lower than share of such profits and losses allocable to the Manager.

If the Properties (or any of them) do not generate sufficient revenue, the amount of cash, if any, available for distribution to the Company and, in turn, the Investors would be materially and adversely affected.

Distributions from the Properties (indirectly via the Property Subsidiaries) will be the Company’s sole source of revenues (subject to the formation of any joint venture or other partnership with one or more unaffiliated third parties or other investment as described in this Offering Circular and permitted by the Company’s Operating Agreement). The revenue for such distributions will be generated solely by the Properties and/or such joint ventures and other arrangements. The Manager currently believes that the Properties will generate revenues consistent with projections; however, any projections set forth herein are only estimates of future events and there can be no guaranty that the actual amounts generated by the Properties will be consistent with such projections. In the event that the revenues generated by the Properties are less than projected, the amount of cash, if any, available for distribution to the Company and, in turn, the Investors would be materially and adversely affected.

There is no public market for the Units offered in the Offering, and such Units are subject to restrictions on transfer set forth in the Operating Agreement and otherwise under federal and state securities laws.

An Investor may not be able to resell its Units for a period of time. The Units have not been registered under the Securities Act of 1933, as amended, or registered or qualified under applicable state securities laws, and the Company has no intention of registering or qualifying them under these laws in the future. Accordingly, the Units may only be offered or sold pursuant to an exemption from these registration and qualification requirements, and the Company cannot guarantee that an Investor will be able to qualify for such an exemption at the time it wishes to sell or at all. In addition, the Company’s Operating Agreement contains certain provisions that further restrict an Investor’s ability to freely transfer the Units owned by the Investor. Specifically, the Operating Agreement prohibits an Investor from transferring its Units to any Person without the prior consent of the Manager.

The Company’s future success depends on the continued services of the Key Executives.

The Company’s future success is wholly dependent on the experience and expertise of the Key Executives and their continued service and contributions to the Company. The loss of any of these individuals or certain other significant personnel could have a material adverse effect on the business, and, in turn, an Investor’s investment.

The financial projections included in this Offering are based on assumptions, and no assurances can be made that such projections are accurate. In the event that actual performance is below projections, an Investor’s investment could be materially and adversely affected.

Since the Company and Property Subsidiaries have limited operating histories, the existing balance sheets, income statements, and other information are based on a limited time frame of actual operations of the Company or any Property Subsidiaries. The Manager believes that its internal financial projections are based on reasonable assumptions; however, it cannot give any assurances that these projections will prove to be accurate or that no event will occur which, had it occurred prior to these assumptions being made, would have caused the projections to be different. For that reason, the Company cautions Investors against relying on any such projection in deciding whether to invest in the Company. In the event that actual performance is below projections, an Investor’s investment could materially and adversely be affected.

The Membership Interests of Non-Manager Members of the Company will be subject to dilution.

Members of the Company that invest in future offerings will dilute the membership interests of Investors in this Offering. Although any such subsequent member will make capital contributions to the Company in exchange for Units, there can be no assurance that the price per Unit at any subsequent closing will reflect the fair value of the Company’s existing investments at such time.

The need for additional equity or debt financing could result in dilution of an Investor’s investment or a decrease in the amount of cash available for distribution by the Company to its Members.

Although the Manager estimates that the Proceeds from the Offering will be sufficient to allow implementation of the investment objectives as described herein, no assurance of such can be given. If the Proceeds of the Offering are insufficient to implement the investment objectives, the Company may be required to seek additional funds through one or more offerings of the Company’s equity securities, thereby diluting the Units, or by incurring indebtedness. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its security holders, or at all, or that any future capital that is available will be raised on terms that do not dilute the membership interests of the Investors. The Company’s investment objectives and financing needs are subject to change depending on, among other things, market conditions, business opportunities and cash flow from operations, if any.

The initial offering price for the Units has been set arbitrarily by the Company and is not based upon any recognized criteria of value.

The initial offering price of $1,000 per Unit has been set arbitrarily by the Company and is not based upon earnings, operating history, assets, book value, or any other recognized criteria of value. No independent opinion has been obtained in the determination of the price per Unit in this Offering.

Risk that Company’s Net Asset Value Calculations are Incorrectly Determined.

The Manager intends to develop and utilize a consistent methodology to calculate the net asset value (“NAV”) on an ongoing basis. The Manager will use methodologies that it deems reasonable based on various valuation practices commonly used in similar businesses in the industry, including appraisals, comparable sales of other assets similar to Properties and the Company’s other assets, historical data and trends from actual sales, disposition or performance of Properties, cash balances, and other such methodologies generally used and accepted in the market. This being said, the determination of the NAV for any individual Property may be highly subjective and may change continuously on an ongoing basis. In addition, in order to calculate the price per Unit, the Manager may need to rely on estimates of information not within its control, including things like the performance of other investments in which the Company is invested. There is no guarantee that the value of any Property or other asset of the Company as determined by the Manager is an accurate representation of the true current value of any Property or other asset and, as such, the price of any Unit may not fairly represent the then current true value of the Units. Although the Manager will use methodologies that it believes are based on reasonable approaches to establishing value, it may modify, alter, or improve its methodologies in its sole discretion at any time during the life of the Company. The Manager shall make all determinations as to the value of Properties for the purpose of determining NAV and the price for Units in its sole discretion.

The Offering is being made on a best efforts basis; no guarantee that the Offering will be fully subscribed or fully funded.

The Units are being offered hereby are being sold on a “best efforts basis” with respect to the sale of the Units up to the Maximum Offering Amount. Accordingly, there can be no assurance that any or all of the Units will be sold. No commitment has been made by anyone to purchase any or all of the Units offered herein and no commitment will be accepted until an Investor represents and warrants in their Subscription Agreement (see Exhibit 4) that such Investor has read and understands all of the documents associated with this Offering and such Investor meets the financial and/or other necessary qualifications.

The Company does not guarantee a return on investment.

The Company makes no representations and/or warranties with respect to any return on an investment in the Company. There can be no assurance that a prospective Investor will receive any return on an investment in the Company and/or realize any profit on such prospective Investor’s investment in the Company.

Currently, the Company’s strategy includes paying a Preferred Return on their capital contribution to the Company (as defined in the Company’s Operating Agreement). In the event of downturns in the Company’s operating results, unanticipated capital improvements to its properties, or other factors, the Company may be unable, or may decide not to pay distributions to its Members. The timing and aggregate amount of distributions are the sole discretion of the Company’s Manager, which will consider, among other factors, financial performance, any debt service obligations, any debt covenants, and capital expenditure requirements. The Company cannot assure Investors that it will generate sufficient cash in order to pay distributions, including the Preferred Return.

Contingent distributions; delay in anticipated initial distribution.

All distributions to Investors will be contingent upon the Company having adequate cash flow (as determined by the Manager, in its sole discretion) to make such distributions after payments of debts, expenses and other Company obligations. In addition, the Members’ investment return from the Company is expressly contingent upon the Company realizing and/or furthering certain economic objectives. There can be no assurance that such economic objectives will be attained, and even if such economic objectives are attained, that the Company would then have the cash flow necessary to make such additional distributions to the Members.

The Company’s exit strategy for the Properties (or any of them) may be delayed in order to facilitate certain tax planning strategies.

The Company may place the funds generated from a sale or refinancing of a Property in an escrow account to facilitate a tax-efficient disposition of the Property, in lieu of promptly distributing the proceeds thereof to Investors. This may be done in anticipation of an exchange within the meaning of Section 1031 of the U.S. Internal Revenue Code, as amended (the “Code”). Such exchange may include a replacement property that is a BTR Asset, or a multifamily property. As such, in connection with any reinvestment by the Company of any such sales or refinancing proceeds, an Investor’s receipt of its pro rata portion of any such distribution could be significantly delayed.

Because the Company expects to be taxed as a partnership for U.S. federal income tax purposes, an Investor may incur tax liabilities based on its investment in the Company without a corresponding cash distribution with which to pay such liabilities.

The Company expects to be treated as a partnership for United States federal income tax purposes. As such, the Company, itself, will generally not be subject to United States federal income tax. Rather, each Member will be allocated his, her or its allocable share of items of income, gain, loss, deduction, and credit attributable to the Company each year, and will be required to include this allocable share in computing each Member’s respective U.S. federal income tax liability for that year. This will be the case even though the Company may not have made any cash distributions to its Members in that year. Thus, it is possible that an Investor’s investment will increase its U.S. federal and applicable state and local income tax burden, without a corresponding cash distribution with which to pay such taxes, in which case an Investor would be required to satisfy tax liabilities attributable to its share of Company income from sources other than the Company.

Tax-exempt U.S. Investors will be subject to U.S. federal income tax on all or a portion of their allocable share of the Company’s taxable income.

A tax-exempt U.S. Investor generally will recognize unrelated business taxable income for U.S. federal income tax purposes as a result of an investment in the Company. As a result, tax-exempt U.S. Investors generally will be subject to U.S. federal income tax on all or a portion of their allocable share of the Company’s taxable income. Furthermore, tax-exempt U.S. Investors may be subject to state and local income or franchise taxes in jurisdictions where the Company owns real estate or otherwise conducts activities or is deemed to be engaged in business.

Non-U.S. Investors will be required to file income tax returns in the U.S. and will be required to pay income taxes in the U.S. on their allocable share of the Company’s taxable income.

A non-U.S. Investor will be treated as engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes as a result of an investment in the Company, and the non-U.S. Investor’s allocable share of the Company’s taxable income (as well as gain from the sale or disposition of an Interest in the Company) generally will be treated as income “effectively connected” with such U.S. trade or business. As a result, non-U.S. Investors will be required to file U.S. federal income tax returns, and will be subject to U.S. federal income tax on their allocable share of the Company’s taxable income in the same manner as similarly-situated U.S. Investors. Furthermore, foreign corporations may also be subject to an additional 30% U.S. “branch profits tax” on their allocable share of Company earnings and profits at the time that such earnings and profits are repatriated or deemed repatriated. Non-U.S. Investors may also be subject to state and local income or franchise taxes in jurisdictions where the Company owns real estate or otherwise conducts activities or is deemed to be engaged in business.

The Company will be required to withhold and remit taxes to the IRS with respect to non-U.S. Investors’ allocable share of the Company’s taxable income, which may reduce the cash flow available for distributions to other Members.

If non-U.S. Investors were to invest in the Company, the Company would be required to remit to the IRS, on or before certain due dates during the course of each taxable year, withholding taxes with respect to the non-U.S. Investors’ allocable share of the Company’s taxable income. This withholding requirement is based on the non-U.S. Investors’ allocable share of the Company’s taxable income, and thus is triggered by the recognition of such income by the Company. The withholding requirement is not triggered by, or dependent on, cash distributions that are actually made to the non-U.S. Investors. Accordingly, these withholding taxes must be paid by the Company regardless of whether the Company has received distributions of the cash corresponding to such taxable income as a result of the operation of the Properties, and regardless of whether the Company will be making cash distributions to the Members on or around the dates on which the Company is required to remit such amounts. As a result, although any such foreign investors will be required to repay any such excess withholding taxes to the Company, the withholding obligations imposed on the Company as a result of investment by non-U.S. Investors may reduce the amount of cash available for use by the Company, and/or distribution to the Members.

Tax Reform may impose unexpected tax consequences on the Investors and the Company.

Many changes to tax law have been made pursuant to tax reform legislation signed into law on December 22, 2017 (“TCJA”) and the Coronavirus Aid, Relief and Economic Security Act signed into law on March 27, 2020, the Consolidated Appropriations Act, 2021 signed into law on December 27, 2020, and the American Rescue Plan Act of 2021 signed into law on March 11, 2021 (together, the “Stimulus Bills”). The ultimate impact that TCJA and the Stimulus Bills will have on the Company and on its Investors is uncertain. Further changes to tax law could be made and U.S. Treasury regulations and other guidance from the IRS are expected to be issued with respect to TCJA and the Stimulus Bills which could have unexpected effects on the tax treatment of an investment in the Company, including potentially with retroactive effect.

The Manager will be the “partnership representative” of the Company. Because of the partnership representative’s ability to bind both the Company and its Members (including both current and former Members), certain conflicts of interest may arise.

Under the tax rules governing audits of entities classified as partnerships for tax purposes, the Company, and not the Investors, may be responsible for the payment of any tax assessed by the IRS in an audit of the Company. In addition, a “partnership representative” is given the authority to exercise certain procedural and related rights related to tax audits and controversies. The Manager will be the partnership representative of the Company. The partnership representative of the Company will have all the rights, powers, obligations and duties set forth in the Code for a “partnership representative,” including, without limitation, the power to agree to an assessment against the Company by the IRS, to allocate any imputed underpayment among the persons who were Investors of the Company during the year that was audited, and to shift the burden of any imputed underpayment from the Company to the persons who were Investors in the year that was audited. Accordingly, a conflict of interest may arise between the partnership representative, on the one hand, and certain Investors, on the other hand, with respect to the partnership representative’s acceptance of an assessment by the IRS and the allocation of an imputed underpayment among the applicable Investors.

Income tax returns may not be timely prepared.

The Company may not be able to furnish the Members’ Schedule K-1s for completing their U.S. income tax returns prior to April 15th of each year. In that case, each Member would have to file requests for extension of the time for filing the Members’ U.S. tax returns and may incur a cost to do so, including possible penalties to the applicable federal and state governments.

Investors not represented by Manager’s legal counsel.

The prospective Investors, as a group, have not been represented by independent counsel in connection with the formation of the Company and/or this Offering. The Company Operating Agreement, the Subscription Agreement, and any amendments thereto have been prepared by the law firm of David G. LeGrand, Esq. (“DAVID LEGRAND”). DAVID LEGRAND will not be representing Investors in connection with their investment in Units in the Company.

Control By Management.

As of June 30, 2023, the Company’s Manager owned approximately 100% of the Company’s issued Class B Voting Units. Upon completion of this Offering, the Company’s Manager will continue to own approximately 100% of then issued and outstanding voting Class B Units, and will be able to continue to control the Company. Furthermore, unlike the Members holding Class A Units sold through this Offering, the Members holding the Class B Units effectively determine any subsequent Manager of the Company. Members holding Class B Units will not receive the Preferred Return paid to Class A Members and Members holding Class A Units will, as a group, will receive seventy percent (70%) of distributions of Net Operating Cash Flow, Net Capital Proceeds, and Net Refinancing Proceeds (as those terms are defined in the Company’s Operating Agreement). See “Securities Being Offered,” below.

Terrorist Attacks Or Other Acts Of Violence Or War May Affect The Industry In Which The Company Operates, Its Operations & Its Profitability.

Terrorist attacks may harm the Company’s results of operations and an Investor Member’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property the Company owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Company’s properties due to the adverse effect on the economy and thereby reduce the value of the Company’s properties.

COVID-19 and Future Pandemics

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, initiated travel restrictions. On May 5, 2023, the WHO declared Covid19 is now an established and ongoing health issue which no longer constitutes a public health emergency. However, the final impacts of the outbreak, and economic consequences, are unknown and still evolving. The Covid19 health crisis adversely affected the U.S. and global economy, resulting in an economic downturn. A similar new pandemic occurrence could impact demand for the Company’s services. The future impact of the outbreak remains highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus or other rapidly transmitted viruses.

Potential Conflicts of Interest

The Manager of the Company, Real Street Capital Manager, LLC, owns 100% of the Class B Units, which allow for significant control over the operations of the Company. The owners of the Manager include the same individuals who will direct the development, and management, and disposition of the Company’s real estate assets. These individuals are permitted to devote their time to other ventures, potentially to the detriment of the Company. Furthermore, the Manager of will receive compensation for its services pursuant to the “Manager Fee Schedule” (below) and may be paid a greater amount than the fees listed. The potential conflict is mitigated by limiting any such greater amounts to what is reasonable and not in excess of the customary management fees which would be paid to an independent third party.

No fixed limits to reimbursements or cost sharing paid to Manager.

Both the reimbursements and cost sharing paid to Manager are not subject to fixed limits beyond what is reasonable in the Manager’s discretion and customary in the real estate industry. For this reason, there is a risk of these payments reducing the amounts available for distribution to Investors. See “Compensation of Manager.”

The Company’s Operating Agreement requires many disputes to be settled through mandatory mediation or arbitration.

Sections 19.8 and 19.9 of the Company Operating Agreement require many disputes to be settled through mandatory mediation or arbitration, respectively. Pursuant to the Operating Agreement, the parties agree that any and all disputes, claims or controversies arising out of or relating to the Operating Agreement shall be submitted to JAMS (or its successor), for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS for final and binding arbitration. These provisions may (1) increase the costs for an investor to bring a claim, (2) limit access to information relative to litigation, (3) discourage the bringing of claims, and (4) limit investors’ ability to bring a claim in a judicial forum that they find favorable. Although the arbitration provision does not apply to claims under U.S. federal securities laws, both of these provisions would apply to claims arising under other laws and would apply future purchasers of the Units in secondary transactions. The enforceability of these provisions is uncertain, and to the extent the mediation provision applies to federal securities laws claims, Investors cannot waive compliance with federal securities laws and associated rules and regulations.

Risks Relating to the Build-to-Rent Business and Real

Estate Investments Generally

Investments in real estate are inherently risky, and there are no assurances that the Company will generate positive returns.

The assets underlying the Company’s investment in the Properties will consist solely of real estate, namely, BTR Assets. The Company is therefore subject to risks generally inherent in the investment in and ownership of real property, including changes in global, national, regional or local economic, social, demographic or real estate market conditions and other factors particular to the location of each Property. The Company is unable to predict future changes in these market conditions. For example, a prolonged recession or rise in interest rates could make it more difficult to lease or dispose of the Properties. In addition, rising interest rates could also make alternative interest bearing and other investments more attractive and therefore potentially lower the relative value of the Properties.

Other risks generally associated with the ownership of real property include, without limitation: changes in the number and financial condition of buyers and sellers of properties; increases in the availability of supply of property relative to demand; the quality and philosophy of the managers of the properties; competition based on rental rates, attractiveness and location of the properties; financial condition of tenants; tenant vacancies; rent strikes; quality of maintenance; insurance services; increases in real property taxes and tax rates, energy prices and other operating expenses; changes in interest rates and the availability of mortgage financing; changes in the relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; and acts of God, uninsurable losses, terrorist acts and other factors beyond our control. Such risks also include fluctuations in occupancy rates, rent schedules and operating expenses, which could adversely affect the value of Properties.

The Properties may be subject to economic, political, regulatory and social risks, which may affect the liquidity of the investment. There may be significant local government rules, regulations and fiscal policies relating to land use and permit restrictions (including those governing usage, improvements, zoning and rent control), local taxes and other transaction costs, and potential liability under changing environmental and other laws and regulations, which may adversely affect the returns sought by the Company. In addition, real estate is subject to long-term cyclical trends that give rise to significant volatility in real estate values.

The Company’s investments may be adversely affected by changes in political conditions or other events that are beyond its control. For example, a stock market downturn, the outbreak of hostilities involving the United States, the current crisis involving Russia and the Ukraine, or the death of a major political figure may have significant adverse effects on the Company’s investment results. Other factors, such as changes in federal or state tax laws, federal or state securities laws, bank regulatory policies or accounting standards, may make corporate acquisitions less desirable, thereby stifling economic growth. Similarly, legislative acts, rulemaking, adjudicatory or other activities of the Congress, the SEC, the Federal Reserve Board, the New York Stock Exchange, the Financial Industry Regulatory Authority, Inc. or other governmental or quasi-governmental bodies, agencies and regulatory organizations may make the business of the Company less attractive. Changes in immigration policies may adversely affect the Company’s performance. For instance, immigration reforms that make it more difficult for workers to enter the United States could shrink the national supply of skilled labor and spur wage increases.

All of these and other risks may adversely affect operating results or make the sale or refinancing of the Properties difficult or unattractive.

Based on the factors described above and elsewhere in this Offering Circular, among other factors, the possibility of partial or total loss of capital exists, and investors in the Company should not subscribe unless they can readily bear the consequences of such a loss. Neither the Manager nor any of its Affiliates, partners, officers or employees will be liable for the return to any Member of its capital contributions to the Company. Such distributions and returns, if any, will be made solely from the Company’s assets.

The performance of the Company depends, in part, on the continued recovery of the real estate market.

The returns of the Company indirectly may rely, in part, upon the continuation of local market recoveries (in the real estate industry in general) in the near term. No assurance can be given that any such markets will recover or continue to recover, or that the real estate markets will not decline. If the real estate market in which any of the Properties is located declines or does not recover or continue to recover, an investment may materially and adversely be affected.

Because the Company’s investments will be solely in BTR Assets (and potentially build-to-rent development companies and multifamily properties), an investment will not be diversified, thus subjecting the investment to greater risk should the Properties (or any of them) prove not to be a profitable investment.

The Company will invest solely in BTR Assets (and potentially build-to-rent development companies and multifamily properties). As a result, Investors will have a concentration of risk in two asset class (and possibly a third) which has, each of which by nature, has certain characteristics not present in other property types. By investing solely in BTR Assets (and potentially build-to-rent development companies and multifamily properties), the Company will not have the opportunity to spread its investment risk across more than a concentration of property types or asset classes. Thus, should events occur which negatively impact the Properties (or any of them) or the build-to-rent industries as a whole, the Company will have no ability to offset those events through investments in other asset classes, and an investment would be materially and adversely affected.

The Company’s revenues will indirectly depend on the ability of the Company and the Property Subsidiaries to lease the Properties at low vacancy rates.

The Company’s and the Property Subsidiaries’ (as applicable) revenues from the Properties will be dependent upon the creditworthiness of each Property’s tenants, and therefore would be adversely and materially affected by the loss of or default by lessees. Lease payment defaults by tenants could indirectly cause the Company to reduce the amount of distributions to the Members and force the Company to find an alternative source of revenue to pay any mortgage loans on the Properties.

In the event of a tenant default, the Company and the Property Subsidiaries (as applicable) may also experience delays in enforcing their rights as landlord and may incur substantial costs in protecting their investment and re-leasing any units on a Property. If a lease for any unit on a Property is terminated or expires, the Company and the Property Subsidiaries (as applicable) may be unable to lease such units in a Property for the rent previously received. Furthermore, the Properties may have some level of vacancy from time to time. In addition, the resale value of the Properties could be diminished because the market value may depend principally upon the value of the leases of each Property. As a result of the foregoing, the Company and the Property Subsidiaries (as applicable) may suffer reduced revenues, resulting in the Company making lower or no cash distributions to the Members.

Capital improvements and capital replacements could be costly to the Company and the Property Subsidiaries, and failure to make such improvements and replacements on a timely basis could hinder the Company’s and the Property Subsidiaries’ ability to fill vacancies.

The Company and/or the Property Subsidiaries, as the owners of the Properties, may be required to expend funds to correct defects or to make improvements before the Properties (or certain of them) can be sold. If the Company and Property Subsidiaries do not establish sufficient reserves for working capital or obtain adequate secured financing to supply necessary funds for capital improvements or similar expenses, the Company and Property Subsidiaries may be required to defer necessary or desirable improvements to such Properties. If the Company and Property Subsidiaries defer such improvements, such Properties may decline in value, and it may be more difficult for it to attract or retain occupants at such Properties, or the amount of lot rent the Company and applicable Property Subsidiaries can charge for a space at the applicable Property may decrease. The Company cannot assure the Members that the Property Subsidiaries or the Company will have any sources of funding available for repair or reconstruction of damage to such Properties in the future or to make such tenant improvements. The foregoing could have a material and adverse impact on the operating results of the Company and Property Subsidiaries and, therefore, an investment.

Undiscovered liabilities relating to any Property could significantly impact the profitability of the Property and therefore have an adverse effect on the performance of the Company.

It is possible that any particular Property could be affected by undisclosed matters, such as legal easements, restrictive covenants and leases and other agreements affecting use and occupancy. Liability could also arise from undisclosed breaches of planning legislation and building regulations, and other statutory regimes such as health and safety, fire and public health legislation. The Company and the Property Subsidiaries (as applicable) could also be liable for undisclosed duties payable to municipalities and counties as well as public claims deriving from supply to any Property of water, electricity and other utilities. The foregoing could have a material adverse effect on the operating results of the Property Subsidiaries and, therefore, the Company and an investment.

The Company’s estimates as to the value of the Properties (or any of them) may not reflect its current fair market value, which would have an adverse effect on the proceeds to the Company from the sale of such Property.

The risks associated with the investment in any Property increase as the ratio of the amount of the loan to the value of such Property increases, as such Property will possess less or negative equity in the event of a decrease in the value of such Property. There can be no assurance that the estimated value of any Property will be comparable or bear any relation to the amount that could be realized upon the refinancing, sale or other disposition of such Property, or that the value of any Property will not decrease due to the economic cycle. As a result, the amount realized in connection with a refinancing, sale or other disposition of any Property in the ordinary course of business or at or following a foreclosure sale may be less than the then-outstanding balance of the related mortgage loan, thus indirectly reducing the amount of cash, if any, available to distribute to the Members.

The Company’s returns to the Investors will depend largely on the ability of the Company and the Property Subsidiaries to keep operating expenses low.

The Properties will be subject to increases in certain operating expenditures associated with real estate, such as tax rates, fuel, utility costs, insurance costs, labor, repairs and maintenance, building materials and supplies, debt service, administrative and other operating expenses. These costs are not typically decreased by events generally adversely affecting rental revenues, such as an unforeseen downturn in the real estate market, a lack of investor confidence in the market, or a softening of demand. If the Company or the Property Subsidiaries (as applicable) are unable to lease units on any Property on a basis requiring the tenants to pay all or some of the expenses, it would be required to pay those costs, and the cost of operating any Property may exceed the rental income derived from such Property. In addition, the Company or the Property Subsidiaries (as applicable) will generally be responsible for real property taxes related to each Property. If the Company or the Property Subsidiaries (as applicable) fail to pay any such expenses payable to a governmental entity, such as taxes, the applicable taxing authorities may place a lien on the applicable Property and such Property may be subject to a tax sale. The foregoing could have a materially adverse effect on the operating results of the Company or the Property Subsidiaries (as applicable), and therefore, an investment.

Increased government regulations could have the effect of increasing the Company’s or the Property Subsidiaries’ (as applicable) expenses and adversely affecting the Company’s operating results.

Governmental authorities at all levels are actively involved in the promulgation and enforcement of regulations relating to land use and zoning restrictions, environmental protection and safety and other matters affecting the ownership, use and operation of real property. Regulations may be promulgated which could restrict or curtail usages of existing structures or require that such structures be renovated or altered in some manner. The enforcement of such regulations could have the effect of increasing the expenses, and lowering the income or rate of return, as well as adversely affecting the value of the Properties, and therefore, indirectly, the operating results of the Company.

Third party litigation brought against the Company or any one or more Property Subsidiaries in connection with the Properties may have an adverse effect on the Company’s performance and result in less cash available for distribution to the Members.

The holdings and activities of the Company and the Property Subsidiaries subject them to the normal risks of becoming involved in litigation by third parties. The expense of defending against claims by third parties and paying any amount pursuant to settlements or judgments would, except in certain circumstances, be borne indirectly by the Company and thus reduce its net assets and have a materially adverse effect on its operating results.

The existence of debt secured by the Properties (or any of them) creates special risks to the Property Subsidiaries and the Company, which could have an adverse effect on the Company’s performance.

The presence of mortgage financing on the Properties (or any of them) creates special risks. If there is a shortfall between the cash flow from any Property and the cash flow needed to service mortgage debt on such Property, then the amount of cash that flows up to the Company and is available for distributions to the Members may be reduced. In addition, there is increased risk of loss since defaults on indebtedness secured by any Property may result in the lender(s) of such mortgage financing initiating foreclosure actions against such Property. In that case, the Company or the Property Subsidiaries (as applicable) could lose a Property if the loan relating thereto is in default, thus indirectly reducing the value of the Members’ investments to virtually nothing. If one or more of the Properties is foreclosed upon due to a default, it is highly unlikely that the Company would be able to pay cash distributions to the Members, and their investment would be partially lost or lost entirely. In addition, the Company or the Property Subsidiaries (as applicable) may be unable to refinance mortgage debt on the Properties at appropriate times, which may require the Company or the Property Subsidiaries (as applicable) to refinance such mortgage debt on terms that are not advantageous to the Company or the Property Subsidiaries (as applicable), or could result in the foreclosure of one or more of the Properties which, in turn, would have a material and adverse effect on an investment.

The Properties could contain hazardous or toxic substances, and the Company or the Property

Subsidiaries (as applicable) could be responsible under applicable federal, state and local environmental laws and regulations for cleaning up these substances and paying damages caused by them.

Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs (“Response Costs”) incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the Response Costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share of these costs. The Response Costs may be substantial and can exceed the value of the applicable Property. The presence of contamination or the failure to properly remediate contamination on any Property may adversely affect the Company’s or the Property Subsidiaries’ (as applicable) ability to sell or rent such Property or to borrow using such Property as collateral. As a result of the foregoing, the Property Subsidiaries, and therefore, the Company, may suffer reduced revenues resulting in the Company making lower cash distributions to the Members.

One or more Properties may be subject to the Americans with Disabilities Act, the compliance with which could increase the costs associated with such Property or Properties, and negatively affect the results of operations of the Property Subsidiaries, and therefore, the Company.

The Properties will be required to comply with Title III of the Americans with Disabilities Act (the “ADA”) to the extent that the Properties (or any portion thereof) are “public accommodations” or “commercial facilities” as defined by the ADA. Compliance with the ADA could require the Property Subsidiaries and/or the Company to perform such tasks as removing structural barriers to handicapped access in certain public areas of any Property where such removal is readily achievable, the cost of which could adversely affect the results of operations of the Property Subsidiaries, and therefore, the Company. In addition, noncompliance could result in the imposition of fines or an award of damages to private litigants, payable by the Property Subsidiaries and/or the Company.

The Company and the Property Subsidiaries may not be able to obtain insurance to fully insure them against all potential losses, thus increasing its exposure to risk.

The Company and/or the Property Subsidiaries (as applicable) will attempt to maintain insurance coverage against liability to third parties and property damage as is customary for similarly situated businesses. However, there can be no assurance that insurance will be available or sufficient to cover any such risks. Insurance against certain risks, such as earthquakes, floods, mold, or acts of terrorism may be unavailable, available in amounts that are less than the full market value or replacement cost of investment properties, or subject to a large deductible. In addition, there can be no assurance that the particular risks which are currently insurable will continue to be insurable at acceptable rates. The occurrence of uninsured casualty losses or the incurrence of increased insurance costs could have an adverse effect on the performance of the Property Subsidiaries, and therefore, the Company.

Market and Economic Conditions May Specifically Impact Revenue from Property Operations.

Local conditions in the market of each BTR Asset may significantly affect occupancy, rental rates, and the operating performance of a Property. The risks that may adversely affect the Properties include the following:

•	Business closings, industry slowdowns and other factors that affect the local economy.
•	An oversupply of, or a reduced demand for, single family rental homes.
•	A decline in household formation or employment or lack of employment growth.
•	Rent control or rent stabilization laws, or other laws regulating build-to-rent assets, that could prevent the Company from raising rents or renting single family homes.
•	Economic conditions that could cause an increase in the Company’s operating expenses, such as increases in property taxes, utilities, compensation of on-site associates and/or routine maintenance.

Market and economic conditions may impact the Property value on resale.

The sale price of a Property is likely dependent upon the condition of the economy in the area where such Property is located. The Manager anticipates holding each Property for up to ten (10) years, or longer. There is a risk that at the time of the projected sale, the marketplace may be different than projected, which may require that the Company hold a Property longer than anticipated, and/or sell at a loss. Despite the Manager’s projections, an Investor should be prepared to leave their Capital Contribution with the Company until all Properties owned by the Company are sold.

Competition could impact occupancy or market rental rates.

BTR Assets owned by the Company will compete with other housing alternatives to attract residents, including mobile home parks, apartments, condominiums and other single-family homes that are available for rent, as well as new and existing condominiums, and single-family homes for sale. Competitive residential housing in a particular area could adversely affect the Company’s ability to rent its single family homes as necessary to maintain occupancy, and/or to increase or maintain rental rates. Improvements to Properties planned by the Manager will be designed to make them more attractive to new and existing occupants, in hopes of creating a competitive advantage as compared to other housing alternatives in the marketplace.

Vacancies and tenant defaults may reduce revenues.

The Company depends on rental income to pay both the operating expenses for its Properties and the Company itself. Vacant homes and/or rental payment defaults by tenants could reduce the amount of net proceeds available for distribution that might otherwise be available for payment of its expenses and mortgage payments and/or distribution to the Members, if the Properties were fully occupied and/or all occupants were making timely rent payments. Significant Company expenditures such as debt service payments, real estate taxes, insurance, and maintenance costs are generally not reduced when circumstances cause a reduction in income from Properties owned by the Company.

A vacancy or default of a tenant on its rent will cause the Company to lose the revenue from that unit and if enough effective vacancies occur, it could cause the Company to have to find an alternative source of revenue to meet its mortgage payments and other operating expenses for a particular Property. In the event of a tenant default, the Company may experience delays in enforcing its rights as landlord and may incur substantial costs in evicting the tenant and re-renting the affected unit.

The Manager will attempt to mitigate its effective vacancies by employing a marketing campaign and/or lease incentive programs. It will attempt to minimize tenant defaults by screening new tenants. The methods for screening new tenants will be determined on a case-by-case basis. The Manager will attempt to minimize such losses by employing a Property Manager and/or legal counsel to promptly remove each defaulting tenant within the purview of the applicable law.

The Company will rely on local property managers and contractors.

The Company has a limited ability and/or resources to manage (except with respect to those BTR Assets that are managed by an Affiliate of the Manager) and/or renovate each Property it acquires and develops. The Company will rely upon a property manager (“Property Manager”) and/or a general contractor (“General Contractor”), as applicable, to manage each Property and make renovations. The Manager will carefully review the past experience, qualifications, and references of each applicable unaffiliated Property Manager and/or General Contractor for and will ensure that any contracts with such persons have appropriate termination clauses in the event of default thereof.

Construction and renovation are subject to risks.

The Company anticipates acquiring, constructing and renovating the BTR Assets, including the development of single family homes and various amenities on vacant land. The performance of BTR Assets largely depends on construction and/or large renovations prior to achieving stabilization of each Property at target rental rates. Such projects are subject to increased risk resulting from cost overruns, labor shortages, permitting delays, availability of materials, weather and many other risks which could increase costs and delay profitable operations as well as uncertainties associated with authority approvals required for development, environmental concerns of governmental entities and/or community groups, and the contractor’s ability to build or redevelop in conformity with plans, specifications, budgeted costs and timetables.

These activities may expose the Company to the following additional risks:

•	If an unaffiliated General Contractor fails to perform, the Company or the Property Subsidiaries (as applicable) could resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. The Company or the Property Subsidiaries (as applicable) may incur additional risk in making periodic advances to builders before they complete construction.

•	Bankruptcy of an unaffiliated General Contractor could cause an interruption or slowdown in construction and negotiating to hire a new General Contractor could cost more than anticipated by current underwriting, potentially reducing returns to the Company.
•	Delays in completing construction could also give tenants the right to terminate preconstruction leases that could impair the investment in a Property.
•	The Company may be unable to obtain, or experience delays in obtaining necessary zoning, occupancy, or other required governmental or third party permits and authorizations, which could result in increased costs or the delay or abandonment of opportunities.
•	The Company may incur costs that exceed original construction estimates due to increased material, labor and/ or other costs.
•	Occupancy rates and rents of the Properties may fail to meet the Manager’s expectations for a number of reasons, including changes in the market and economic conditions beyond the Manager’s control and the development by competitors of competing communities.
•	The Company may be unable to complete the construction and the leasing of its Properties on the Company’s projected schedule, resulting in increased construction and/or financing costs and a potential decrease in anticipated revenues.
•	The Company may incur liabilities to third parties during the development process, for example, in connection with managing existing improvements on its sites or in connection with providing services to third parties, such as the construction of shared infrastructure or other improvements.
•	The Company may incur liability if the Properties are not constructed and operated in compliance with accessibility provisions of the Americans with Disabilities Act, the Fair Housing Act or other federal, state or local requirements. Noncompliance could result in imposition of fines, an award of damages to private litigants, and a requirement that the Company undertake structural modifications to remedy the noncompliance.
•	Should an unaffiliated General Contractor or any subcontractors not receive timely payment, they may place liens on a Property, which would hinder or slow efforts to sell such Property until such time as any such liens are released, and which could in turn lead to additional legal costs not contemplated in current underwriting. Though the Company intends to pay all unaffiliated General Contractors and subcontractors on time, circumstances may occur beyond the Company or the Manager’s control that could hinder payment.
•	Construction and development of Properties includes additional pre-closing costs, including architectural, engineering, design, development, financing, permitting and legal. Thus, the Company will be at a greater risk of loss should the Company not consummate the closing on a prospective property. Substantial risks exist that may result in a failure to close on a prospective property, including, but not limited to, inability to find adequate financing, permitting and entitlement issues, or discovery during the due diligence making a project unfeasible or impossible, architectural or engineering costs exceeding current underwriting to the extent that the project becomes prohibitively expensive, or any other factors beyond the Company or the Manager’s control.

Risks Relating to Individual Properties Acquired by the Company

Due diligence may not uncover all material facts.

It is possible that the Manager may not discover certain material facts about the Properties the Company acquires, because information presented by the sellers may be prepared in an incomplete or misleading fashion, and material facts related to the Properties may not be discovered and/or occur until after the acquisition thereof.

The Manager – through its Key Executives -- has extensive prior experience in acquiring similar properties, however, and has used and will use its experience in such matters during the course of its due diligence. In addition, the Manager has employed and will employ an appropriately licensed (where applicable) or other local professional property managers, inspectors, appraisers, surveyors, contractors, and/or other consultants as the Manager may, in its sole discretion, deem necessary to assist in its due diligence efforts to obtain and verify material facts regarding the Properties, prior to acquisition. Notwithstanding the foregoing, the Manager has not previously focused on the build-to-rent industry and its experience is more limited than in other aspects of the real estate industry.

The Company anticipates using leverage.

The Company anticipates the use of institutional financing in the acquisition, development and possible refinancing of its Properties. The Company’s use of leverage potentially increases the risk of an investment in the Company, as it is possible that the rental income from the Properties in any month may be inadequate to allow the Company to make the monthly debt service required on each of the loans against its Properties. If the Company is unable to make the required financing payments on a Property, a lender may foreclose upon such Property and some or all of the Company’s investment in such Property may be lost.

The Manager anticipates that proposed loans for individual Properties will have an average loan to value ratio of between approximately fifty percent (50%) to eighty percent (80%) of the gross fair market value of each Property, with a maximum loan to value ratio of seventy percent (70%) of the Company’s Property portfolio (with a targeted loan to value ratio of between 50% and 70% for the Company’s Property portfolio once fully stabilized), and mortgages will typically have balloon payments due five (5) to ten (10) years following the closing on each Property. The interest rate on the loans will typically be fixed, up to the prevailing market interest rates at the time such loan is secured by the Manager. The Company may periodically seek loans with an interest-only period when appropriate macroeconomic conditions warrant such leverage. The Company may refinance some or all of the Properties prior to expiration of the initial loan terms in lieu of resale. The monthly payments will generally be based on an amortization schedule ranging from twenty (20) to thirty (30) years.

Because of balloon payments, to avoid a default, the Company must either: repay the principal, refinance the mortgage on or before the maturity date of the loan, or sell the Property upon which the loan was secured. No assurance can be given that the Company will be able to repay the principal and/or refinance a mortgage on one or more of its Properties at or prior to their maturity date thereof. No assurance can be made that the Company will be able to refinance any loan at an interest rate that is comparable to the current interest rate or on favorable terms in the future.

Increases in current cap rates or interest rates could significantly impair the Company’s business plan. Cap rates and interest rates have been at historic lows. Substantial increases in cap rates and interest rates could significantly impair the Company’s ability to sell the Properties at the projected sale prices. This could in turn cause the Company to refinance and hold the Property rather than sell, and increased cap rates and interest rates would likewise make it difficult to find attractive financing to do so.

Mortgages typically contain customary covenants and the Company’s continued ability to borrow against a Property is subject to compliance with these financial and other covenants. In addition, failure to comply with such covenants could cause a default under the applicable debt agreement, which would then require such debt to be repaid with capital from other sources. There is also the risk that, at the time of sale of a Property, the sales proceeds will be less than the amount needed to pay off the total remaining balance of any financing upon such Property at the time of sale, and as a result, some or all of the Company’s investment in such Property could be lost therefrom. There is also a risk that if upon the expiration of the loan term, a Property cannot be sold or refinanced such that the proceeds generated thereby will ensure repayment of the remaining balance of such loan, and the Company may be forced to surrender such Property to the lender upon a foreclosure thereof, resulting in the total loss of all of the capital invested in such Property.

Financial projections may be wrong.

The Manager has not provided financial projections regarding operations of the Company. Prospective Investors should review the section describing the investment objectives and policies of the Company. It is possible that actual results from the operation of the Company may be different than the returns anticipated by the Manager and/or that these returns may not be realized in the timeframe projected by the Manager, if at all. The Manager will periodically provide the Members with information about the Properties it acquires and develops on behalf of the Company.

The Company’s internal financial projections have not been examined by an independent auditor or accounting firm. There can be no assurance that the Company’s target returns based on its own internal financial projections will be realized. The Company’s financial projections may contain forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, and intentions. The cautionary statements made in this Offering Circular and the Subscription Agreement should be read as being applicable to all related forward-looking statements wherever they appear. Furthermore, any Company financial projections have been prepared based upon the assumption that the Company will attain successful operations and obtain mortgage financing for Properties upon acceptable terms. Accordingly, the Company’s actual results could materially differ from those anticipated by the Manager.

Properties may not yield anticipated results.

One or more Properties may fail to perform as the Manager anticipated when analyzing each investment thereto. Further, actual renovation and/or redevelopment costs of a Property may exceed the Manager’s estimates of the cost of renovating and/or redeveloping a Property. The financial projections for a specific Property contemplated for purchase will be based on the Company’s ability to secure a sufficient number of tenants at the local estimated market rate, which is based on current rental rates for single family homes or other rental units in the vicinity of such Property as well as a review of market rents/sale prices in comparable properties, to the extent comparable properties exist in the marketplace. There can be no assurances that the Company will be able to find a sufficient number of suitable occupants or that the Company will be able to charge and collect its estimated market rates for rental units.

Lack of reserves or working capital.

A portion of the Proceeds of this Offering will, in the Manager’s sole discretion, necessarily be set aside for working capital and reserves, and therefore, will not be available for investment. It is possible that expenses of acquiring, developing, holding, and reselling the Properties may exceed the reserves or working capital the Manager has set aside for the Company, such that additional capital may be needed to operate the Company’s business. In the event that additional capital is required as determined by the Manager in its sole discretion, an advance from the Manager and/or one or more of the Members, and/or obtaining additional outside financing may be needed to raise such capital.

Title insurance may not cover all title defects.

The Manager anticipates acquiring title insurance on each Property, but it is possible that title defects may arise in the future that are excluded from coverage and/or for which the title company may deny coverage, or that title insurance may not be available for certain Properties; in which case, the Company may have to defend or otherwise resolve such defects on its own, the cost of which may impact the profitability of such Property and/or the Company.

Hazard insurance may not cover all hazards.

To the extent possible, the Company will attempt to acquire insurance protecting the Company against fire, weather, or environmental hazards, theft and vandalism for each of the Properties. However, based upon the locale of a Property, such insurance may not be available in such areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions. Furthermore, an insurance company may deny coverage for certain claims requiring the Company to initiate a lawsuit in order to receive coverage for such claims, resulting in further losses to the Company. Additionally, a Property may be found to contain mold, which may not be covered by insurance and has been linked to health issues. Should an uninsured loss occur, the Company could lose its capital investment and/or anticipated profits and cash flow from such Property, which could in turn cause the Manager, in its sole discretion, to reduce or eliminate the amount of distributions the Company makes to Members.

Inclement weather could increase maintenance and repair costs.

Properties owned by the Company may be exposed to risks of inclement weather, including, but not limited to wind-related events such as severe thunderstorms, windstorms, tornadoes and/or hurricanes. Further, unpredictable winter conditions may result in indeterminate costs for the removal of snow and ice, as well weather delays in the renovation and redevelopment. In addition, inclement weather could increase the need for maintenance and repair of the Properties. As some of these hazards may be uninsurable, and/or the routine maintenance costs or damages caused by such hazards may be less than the insurance deductibles, the Company may need to expend its own funds for such repairs or mitigation.

Payments to service providers will reduce cash available for distributions.

Payments to the Property Manager, the General Contractor or Affiliates of the Manager in connection with the development, management and leasing of the Properties will be an expense of the Company and will reduce the amount of cash available for distributions to Members.

The Company will not own the brand name and certain other intellectual property rights relating to the Properties.

The brand name and other intellectual property rights that may be developed or used in connection with the Properties will not be owned by the Company and may be licensed from the Manager, one of its Affiliates or an affiliate of certain of the Key Executives. If the relationship between the Company and such affiliate or Key Executive is terminated, the Company may lose certain rights to use the brand names and other intellectual property rights relating to the Properties. If such a termination of such intellectual property rights occurs, the value of the Company’s investments may be materially adversely affected and the Company may be required to incur additional costs to rebrand the Properties, which will be an expense of the Company and will reduce the amount of cash available for distributions to Members.

DILUTION

Within the past calendar year from the date of this Offering Circular, 1,000 Class B Units of the Company were authorized and have been issued to Real Street Capital Manager, LLC, the Manager of the Company, for a price of $1.00 per Class B Unit. The Company is only offering Class A Units through this Offering, therefore, there is not a disparity between the prices for Class B Units as issued to the Manager versus the Class A Units as offered to Investors.

As the holder of the Class B Units, the Manager is entitled to a thirty-percent (30%) interest in the Company, subordinated to the Class A Preferred Return.

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Units through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to www.realstreetcapital.com (the “Portal”) to invest. The Company has engaged Netshares Financial Services, LLC (“Netshares”), an independent FINRA broker-dealer to assist with the Unit sales in exchange for a 1.0% commission on the aggregate sales of the Units for a maximum of $250,000, plus a 4.0% commission for any amounts raised only through Netshares’s direct introductions (up to a maximum of $200,000). The maximum possible commission earned by Netshares is $450,000.

The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Unit sales will be provided to the Company, the Manager, the Key Executives, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Units during this 12-month Offering. No market exists for the Units and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

The Manager, Key Executives, and employees of the Company are primarily engaged in the Company’s business of real estate investment, and none of them are, or have ever been, brokers nor dealers of securities. The Manager, Key Executives, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Manager, Key Executives, and employees are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Manager, Key Executive, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Manager, Key Executive, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Manager, Key Executive, or employee is an associated person of a broker or dealer; (4) the Manager, Key Executive, and employees primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Manager, Key Executive, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Manager, Key Executive, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Netshares is not purchasing or selling (from its own account) any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Netshares has agreed to use their best efforts to arrange for the sale of the Units offered through this Offering Circular on behalf of the Company.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at www.realstreetcapital.com and via the EDGAR filing system.

The following table shows the total discounts and commissions payable to Netshares in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$1,000.00	$25,000,000.00
Placement Agent Commissions	$18.00	$450,000.00
Proceeds, Before Expenses	$982.00	$24,550,000.00

Other Terms

Netshares has also agreed to perform the following services in exchange for the compensation discussed above:

-	Act as Broker of Record for 1-A (SEC), 5110 (FINRA) and Blue-Sky (States & Territories) filings;

-	Provide introductions and coordination with engaging additional parties and service providers;

-	Assist with use of an “Issuer Reg A Raise” website where potential and current Investors begin the process of onboarding/investing by entering their interest, required personal information and review and sign all Offering related documentation;

-	Performing AML/KYC checks on all Investors;

-	Coordination with registered transfer agent of the Company;

-	Coordination with the escrow agent of the Company for funds raised;

-	Coordination with the Company’s legal partners;

-	Providing other financial advisory services normal and customary for similar transactions and as may be mutually agreed upon by Netshares and the Company;

-	Review each Investor’s Subscription Agreement to confirm such Investor’s participation in the Offering and provide confirmation of completion of such subscription documents to the Client;

-	Provide call backs to potential Investors that have started the Investor process and aborted the investment part-way through;

-	Utilize e-mail blasts to potential retail and institutional Investors, website posts, social media posts, outside of the “selling, distributing, offering for sale or marketing, or participating in any sale, distribution, offer or marketing” that occurs through the Company’s Offering website; and

-	“Payment rails” for the use of providing Investors with the ability to invest in the Offering using credit cards and/or ACH.

In addition to the commissions described above, the Company will also pay $4,250.00 to Netshares for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Company will pay Netshares a $5,000.00 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Company will forward the fees required for state notice filing fees, estimated to be approximately $15,000.00. Assuming the full amount of the Offering is raised, the Company estimates that the total fees and expenses of the Offering payable by the Company to Netshares will be approximately $24,250.00 ($4,250.00 + $5,000.00 + $15,000.00).

The Company has engaged East West Bank as escrow agent to hold funds in escrow after the Proceeds have been paid by the Investor. The Investors’ funds will be held in escrow until Netshares clears the sale after its internal due diligence of the Investor. After the Investor is cleared by Netshares, the funds will be released from the escrow agent to the Company’s operational account. The reason the Company has an escrow agent and account without having a Minimum Offering Amount is due to the Company engaging Netshares, a FINRA broker-dealer. Under FINRA regulations, an escrow account is used for distributions conducted on a contingency basis (e.g., best-efforts all-or-none or part-or-none offerings) (see FINRA Regulatory Notice 16-08 and Rule 15c2-4 of the Securities Exchange Act of 1934).

Prior Investment Programs/Securities Offerings

Beginning on June 14, 2023, the Company engaged in a private placement offering pursuant to Regulation D for the sales of Class A Units for a price of $1,000 per Class A Unit for up to $25,000,000 (“Initial Regulation D Raise”), but it did not sell any such Class A Units and terminated the Initial Regulation D Raise prior to the qualification of this Offering.

At its founding in June 2023 the Company issued 1,000 Class B Units to the Manager in exchange for $1,000.00.

Class A Units may not be sold, transferred, encumbered, pledged or assigned in whole or in part without the prior written consent of the Manager, and subject to specific restrictions in as stated in the Operating Agreement attached hereto as Exhibit 3. Therefore, there is significant limitations on liquidity regarding the Units.

The Units are not currently listed or traded on any public or private market. The Company does not intend on listing the Units on any public or private market in the foreseeable future. Therefore, the Units are not currently “marketable securities”, nor does the Company have any intention on taking actions that would make the Units “marketable securities”.

The Company has not offered any prior investment programs in which disclosed in the offering materials was a date and time period at which the investment program might be liquidated.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Fund intends to raise Offering Proceeds as follows:

25%	50%	75%	100%

1. Asset Acquisition & Development	$ 5,656,250	$ 11,312,500	$ 16,897,500	$ 22,710,000
2. Fund Management fee	125,000	250,000	375,000	500,000
3. Marketing	187,500	375,000	562,500	750,000
4. Offering Expenses	156,250	312,500	540,000	540,000
5. Asset Management fees	125,000	250,000	375,000	500,000
Total	$ 6,250,000	$ 12,500,000	$ 18,750,000	$ 25,000,000

1. The Company intends to use approximately $22,710,000 of the Proceeds for the acquisition and development of real estate assets that conform to the target Property profiles.

2. The Company anticipates using approximately $500,000 on Fund Management fees paid to the Manager. For an in depth discussion of the fees due to the Manager, please see “Compensation of the Manager” below.

3. The Company intends to use approximately $750,000 of the Proceeds on marketing costs. This includes marketing of the Company and the Offering, as well as marketing the Properties.

4. The Company anticipates using approximately $540,000 on Offering expenses, including broker-dealer and other commissions, legal and filing fees, transfer agent fees, and other costs. See “Plan of Distribution” above.

5. The Company anticipates spending approximately $500,000 on Asset Management fees due to the Manager from real estate related activities. For an in depth discussion of the fees due to the Manager, please see “Compensation of the Manager” below.

The net Proceeds from this Offering will not be used to compensate or otherwise make payments to the Manager, the Key Executives, or members of the Company, unless and to the extent it is as otherwise stated herein. All Offering Proceeds raised by the Company and the Manager will be sourced from business conducted per the Plan of Operations set forth below.

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned use of funds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments, except the possible use of leverage from third party, trusted lenders. Notwithstanding the foregoing, the Company may borrow money from third-party financiers, other lenders, or banks to fund its investments, who are not identified at this moment as the Company does not have any agreements with any financers, lender, or banks to borrow money from.

A substantial portion of the Proceeds from the Offering have not been allocated for a particular purpose or purposes other than as is described above. The Company anticipates approximately 90% of the Offering Proceeds will be used for the intended uses as described above and in the Plan of Operations. No amounts of the Proceeds are anticipated to discharge existing debt of the Company.

This Offering is being made on a “best efforts” basis. If the Maximum Offering Amount is not reached within twelve months of the start of the Offering, the intended use of Proceeds will not change. The Manager will still direct the Company to use the Proceeds in the manner stated above. In the case where the Maximum Offering Amount is not reached, the Proceeds will not be able to purchase as many assets, however the uses will remain the same as if the Maximum Offering Amount is reached.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

The Company was formed for the purpose of acquiring, improving, managing or directing the management of (either through an Affiliate or unaffiliated third party), developing, operating and disposing of BTR Assets and Properties throughout the United States. These may include land, homes and/or other assets on the properties generating ancillary revenue such as storage, retail, restaurant, or other commercial real property located on or adjacent to the applicable Property (and acquired by the Company (directly or indirectly) in connection with the acquisition of the applicable BTR Asset.

Each BTR Asset acquired by the Company will be acquired either directly by the Company, or indirectly through a property subsidiary (“Property Subsidiary”). In addition to the foregoing, the Company may form one additional sub-holding company (“SubCo”) as a sole purpose, wholly-owned subsidiary of the Company, with each Property Subsidiary in turn being a subsidiary of it. The Manager may, in its discretion, decide to form SubCo due to privacy and other structuring concerns, but in no event will the formation (or non-formation) of SubCo alter the general economic or other terms of the Offering, and in no event will the operating agreement of SubCo permit the Company or any Property Subsidiary (or SubCo itself) to transfer or sell any Property or any other Company asset in any manner other than that which would otherwise be permitted by the Company (or such Property Subsidiary) itself (and in no event shall SubCo be anything other than a wholly-owned subsidiary of the Company).

The Company may also (i) co-invest with similar funds owning BTR Assets (whether such funds are affiliated with the Company or otherwise), or form a joint venture with one or more unaffiliated third parties to acquire, develop and manage one or more BTR Assets, (ii) form special purpose wholly-owned or partially-owned entities (e.g. limited liability companies, limited partnerships, and the like) to acquire and develop BTR Assets alone, or with other (unaffiliated) third parties and/or (iii) make investments in other third party (i.e., unaffiliated) build-to-rent development companies. No more than five percent (5.0%) of the net Proceeds of this Offering shall be invested in any such entities where the Manager is not (directly or indirectly) also the manager of such entity, other fund, or joint venture.

Suitable BTR Assets will be determined in the sole discretion of the Manager. Although several potential acquisitions for the Company are currently being reviewed by the Manager, as of the date of this Offering Circular, none of such BTR Assets are under contract or guaranteed to be acquired by the Company. One of the specific Company objectives is to provide its Members with an opportunity to participate in real estate investment opportunities as part of a group. This will provide Members with increased access to institutional level deals and avail themselves of group ownership benefits, such as limited liability and professional property management that may not otherwise be available to Investors as individuals. The Company plans to identify, acquire, manage, and dispose of BTR Assets (and certain multifamily properties) on behalf of its Members. The objective is to acquire multiple BTR Assets, which will be held indefinitely, subject to Manager discretion, but the Manager will continually explore opportunities for resale, refinancing, or other appropriate exit strategies. The Manager will also seek loans to finance a substantial portion of the BTR Asset’s purchase price, with the balance paid through Proceeds raised in this Offering. The Manager intends to furnish Members with quarterly operational updates and an annual information package, including financial statements and a Schedule K-1 form.

Moreover, a significant portion of a BTR Asset’s revenue will be generated by rents paid by residents of that particular asset. The properties that are BTR Assets will include homes and land, as well as other assets generating ancillary revenue, such as storage, retail, and restaurant or other commercial real estate. In some cases, a third-party lender may require the Company to form a Property Subsidiary, which would take title to a single BTR Asset. In such cases, the Manager may take a one percent ownership interest as the General Partner of the limited partnership. The Manager may also take title to a BTR Asset through a wholly-owned subsidiary of the Company or through a partially-owned subsidiary of the Company, such as limited partnerships or joint ventures. The Manager may also invest in third-party build-to-rent development companies on behalf of the Company, provided that no more than 5% of the net Proceeds of this Offering will be invested in such entities where the Manager is not the manager (directly or indirectly) of the entity.

Market Information and Trends

The Homeownership Rate has Consistently Declined with Each Generation Since the Boomers.

The homeownership rate for each age group younger than 75 years old will decline dramatically over the next two decades, but the overall homeownership rate will not reflect this. That’s because the rapid aging of America’s population will produce a higher share of homeowner-dominant senior households, so there will only be a modest decline in the overall homeownership rate. Importantly, however, each generation’s homeownership rate is lower than the generation ahead of them at the same age. By 2040:

•	34 percent of household heads will be 65 or older, compared with 27 percent in 2020 and just 22 percent in 1990;
•	younger Millennials, who will reach ages 45 to 54, will have a homeownership rate of 64 percent, versus 72 percent for younger boomers at the same age (an 8 percentage-point difference); and
•	the homebuying rate in the prime homebuying years (ages 25 to 44) will decline by 6.5 to 9.0 percentage points between the boomers and younger generations.

Household Formations Spurring SFR Demand

Currently, there approximately 330 million people living in the U.S. residing in approximately 125 million dwellings. Among the total occupied housing units nationwide, there are 16 million SFR homes, representing 35% of all rental units. Over the past decade, there has been a 25% increase in the number of occupied SFR units. Over the next five years, the Company anticipates demand for approximately 7.5 million additional housing units, 10% above the average annual growth observed over the last ten years. Approximately 810,000 new households are expected to sign leases for single-family rentals, 1.5 times higher than the number of new apartment renters.

Build-to-Rent Communities are Popping Up Across the Nation

The build-to-rent/build-for-rent (BTR/BFR) sector in the rental housing industry continues to trend upward. Recently, there have been new developments and partnerships poised to bring more affordable single-family-style living to the rental housing landscape.

The Velocity of Deals has Never Been Higher

Single-family rental (SFR) is among the fastest-growing and best-performing asset classes within commercial real estate and now makes up about one-third of all renter households. As housing demand outpaces supply, the build-for-rent (BTR) market has emerged as a sector to watch in 2023. Despite rising interest rates, the number of units delivered has been projected to grow 21% this year.

Where is BTR Happening?

BTR communities are still a small percent of the overall housing picture, with just 68,000 homes completed between September 2021 and September 2022, according to the National Association of Home Builders. BTR made up only about 6% of the housing built during that same period, but the numbers of this new type of housing are growing dramatically. Those 68,000 units are an increase of 42% over the same period the year before, and with so many projects in the pipeline, even more communities are expected to pop up between now and 2030.

Asset Selection Methodology

The Company employs a systematic approach to effectively build and manage a solid portfolio of build-to-rent properties. The Company will target investment opportunities in the primary target markets of Florida, but the Company may develop BTR assets across the entire United States (the “Target Markets”). The Company’s methodology consists of the following key steps:

1.	Strategic Property Acquisition: The Manager identifies areas with robust rental demand and high growth potential. Through thorough analysis, the Company acquires Properties that align with its investment strategy.
2.	Value-Add Enhancements: The Company enhances the value of its Properties by constructing purpose-built single-family homes designed specifically for the rental market. These improvements are strategically planned to attract tenants and maximize rental income.
3.	Optimal Cash Flow Management: The Company’s focus is on managing its Properties to generate consistent positive cash flow. By implementing effective property management practices, the Company ensures a reliable income stream for sustained long-term growth. The Company’s approach emphasizes the long-term economics of its investments, creating a favorable environment for building legacy wealth over time.
4.	Investor Distributions: The Company seeks to prioritize its Investors’ financial goals by providing them with reliable income through consistent quarterly cash flow distributions. Additionally, the Company’s periodic lump-sum distributions from refinance proceeds further support their financial objectives. The Company’s objective of delivering consistent returns aims to help Investors achieve their desired outcomes.

In conclusion, the Company’s management process revolves around acquiring Properties with high growth potential, implementing value-add enhancements, optimizing cash flow management, and providing dependable Investor distributions. By diligently executing this methodology, the Company strives to create value for Investors while fostering long-term wealth creation.

Market Focus: Geographic Market Focus for the Fund

The Company’s main focus will be on acquiring and developing BTR Assets in Florida, though the Company may acquire and develop BTR Assets across the entire United States and will generally (though not always) focus on acquiring and developing BTR Assets with a community size of between 50 and 400 units. Although several potential acquisitions for the Company are currently being reviewed by the Manager, none of such BTR Assets are guaranteed to be acquired by the Company and no other specific BTR Assets to be acquired by the Company have been identified as of the date of this Offering Circular.

In furtherance of the above, the Company will specifically target residential lots in neighborhoods in the surrounding area of Gainesville, Florida. These parcels will be developed into brand new, single-family home communities targeting Millennial and Gen Z renters and, through such developments, will strive to generate capital preservation, passive income and equity growth by repositioning such assets and increasing the net operating income of each BTR Asset. The Properties will be held for strong cash flow.

Loan-To-Value

The Company will target a loan to value of 70% for all investment properties when it is seeking financing from third-party lenders. The loan-to-value ratio is a measure comparing the financing amount of a commercial real estate project with the appraised value of the property, calculated as the loan amount divided by the appraised value.

No Bankruptcy or Receivership Proceedings

The Company has not been part of any bankruptcy, receivership, or similar proceedings.

No Legal Proceedings Material to Company

The Company is not part of any legal proceedings, including bankruptcy, civil, or criminal proceedings that are material to the business or the financial condition of the Company.

AFFILIATES

The following entities are affiliated with the Company, and are owned and managed by the Key Executives or the Advisors of the Manager (“Affiliates”):

1.	Real Street Capital Manager, LLC (“Manager”) is owned by Gregory Stula (50%) and David J. Rasmussen (25%), and is the Manager of the Company.
2.	Fredrick Builders, Inc. is owned by Fred Sanchez, an Advisor to the Manager, and it may be used as a general contractor for the Company if the Company cannot find a vendor with more advantageous terms for the Company.
3.	Florida Land Investments, LLC is 90% owned by Gregory Stula (directly and indirectly) and 10% by David J. Rasmussen indirectly, and it may be used as the developer for the Company if the Company cannot find a vendor with more advantageous terms for the Company.

CONFLICTS OF INTEREST

The following transactions may result in a conflict between the interests of an Investor and those of the Manager or its Affiliates:

Pursuant to the Operating Agreement, Real Street Capital Manager, LLC, as Manager of Company will receive compensation for its services pursuant to the “Manager Fee Schedule” (below) and may be paid a greater amount than the fees listed. The potential conflict is mitigated by limiting any such greater amounts to what is reasonable and not in excess of the customary management fees which would be paid to an independent third party.

Any engagement by the Company of either Fredrick Builders, Inc. or Florida Land Investments, LLC as general contractor or developer, respectively, will be on terms that will be competitive or more favorable to the Company than the terms offered by comparable unaffiliated vendors for the same or similar services.

FIDUCIARY RESPONSIBILITY OF THE MANAGER

The duties of a manager of a Delaware limited liability company to the Company or to any Member are only the implied contractual covenant of good faith and fair dealing; and such other duties, including, without limitation, fiduciary duties, if any, as are expressly prescribed by the Articles of Organization or the Operating Agreement. No such additional duties of the Manager are expressly prescribed by the Articles of Organization or the Operating Agreement of the Company.

Pursuant to the Operating Agreement, the Manager shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. The Manager shall not be obligated to offer to the Company or to Members any opportunity to participate in any such other business venture, nor shall the Manager be obligated to obtain permission of the Members in order to engage in other activities. Neither the Company nor the Members shall have any right to any income or profit derived from any such other business venture of Manager.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property or real property of any material significance. The Company does not currently lease any property.

The Company intends to begin building its real property asset portfolio using the Proceeds of this Offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

The Company's first 12 months plan of operations consists of the following:*

1)      Identify residential real estate lots in the Gainesville area and other cities in Florida that fit the target profile for BTR Assets.

2)      Acquire the identified real estate lots.

3)      Construct and develop the BTR Assets on the acquired real estate lots.

4)      Market and lease completed BTR Assets to target tenants.

5)      Manage and stabilize leased BTR Assets.

The Company anticipates selling the stabilized BTR Assets no sooner than one year following the start of operations and potentially expanding to other locations in the United States.

* It is difficult at this time to for the Company to estimate the amounts needed for each one of these steps independently from the stated amounts in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

KEY EMPLOYEES OF THE COMPANY’S MANAGER*

Name	Position	Age	Term of Office	Approximate Hours per week
Gregory Stula	CEO and manager of Manager	59	June 12, 2023 - Present	Full-time
David J. Rasmussen	President, Acquisitions and Finance	64	September 2023 - Present	Full-time

ADVISORS TO THE COMPANY’S MANAGER*

Name	Position	Age	Term of Office	Approximate Hours per week
Elena Burgos	Advisor to Manager	30	June 12, 2023 - Present	Part-time
Fred Sanchez	Advisor to Manager	60	June 12, 2023 - Present	Part-time

* The Key Employees and Advisors of the Manager are presently working without compensation and Ms. Burgos and Mr. Sanchez are working on a part-time basis. As the Company receives funding through this Offering and executes its business plans, the Manager anticipates employing the Advisors as Key Employees on a full-time basis, with compensation.

Business Experience

Gregory Stula, Chief Executive Officer and Manager of Manager

Mr. Stula, Co-Founder of Real Street Capital, LLC, leads the strategic vision of the Company. Mr. Stula began his career as an auditor for Coopers and Lybrand’s Boston office where he was responsible for auditing major equity funds including Fidelity Investments, which at the time had more than $80 billion under management. Mr. Stula went on to become a senior financial advisor for Solomon Brothers, where he managed the portfolios of banking institutions throughout Central and South America. Mr. Stula graduated summa cum laude from The College of the Holy Cross with a Bachelors degree in Finance and Accounting. For the last five (5) years, Mr. Stula has been employed as follows:

•	2017 through the present: Founder and CEO, Florida Land Investments, LLC, in Miami, Florida.

David J. Rasmussen, President, Acquisitions and Finance

Mr. Rasmussen, Co-Founder of Real Street Capital, LLC, has a 40-year distinguished career, first as an International Tax Advisor for Ernst & Young and then for the last 25 years as a General Counsel and Global Tax Director with a leading global consulting firm. Over the past 5 years he has transitioned his focus towards residential real estate development on a commercial scale as a developer and investor. Mr. Rasmussen’s extensive tenure as a corporate tax and commercial lawyer has honed his skills in creating and managing domestic and international corporate structures, as well as pass-through entities. This experience has imparted an understanding of the financial and operational intricacies crucial to success in today's global business landscape. Mr. Rasmussen's career journey has equipped him with invaluable experience in the areas of tax, corporate formations and real estate development. Given his diverse skill set and rich professional history, Mr. Rasmussen is well-suited to play a pivotal role as one of the organizers for the Company. For the last five (5) years, Mr. Rasmussen has been employed as follows:

•	1996 through 2021: Chief Legal Officer and Global Tax Director, Spencer Stuart, in Chicago, Illinois.
•	2021 through the present: Founder and Managing Member, Rasmussen Ventures, LLC, in Chicago, Illinois.

Elena Burgos, Advisor to Manager

Ms. Burgos currently handles financial analysis and feasibility studies for the Company’s commercial real estate investments, including deal structure and project packaging. Ms. Burgos is charged with structuring senior debt (bridge loans, construction loans, permanent loans), as well as, underwriting, due diligence, lease analysis and annual budgets. Prior to joining the Company, Ms. Burgos served as Commercial Real Estate Analyst for Eyzenberg & Company where she delivered full capital stack solutions for existing, transitional, and to-be- built commercial real estate projects including multifamily, condo, SFR, BTR, retail, hospitality, industrial, land and office. Ms. Burgos attended University of Pennsylvania and graduated from American University’s KOGOD School of Business with a Bachelor of Science degree in Finance. For the last five (5) years, Ms. Burgos has been employed as follows:

•	2023 through the present: Financial Analyst, Pan Homebuilders, LLC, in Gainesville, Florida.
•	2020 through 2023: Financial Associate Analyst, Eyzenberg & Company, in Miami, Florida.
•	2019 through 2020: MS in Real Estate Development, NYU Schack Institute of Real Estate, in New York, New York.
•	January 2018 through December 2018: Real Estate Sales Consultant, in Madrid Spain.

Fred Sanchez, Advisor to Manager

Mr. Sanchez has been in the homebuilding and real estate development business for over 30 years. He has worked for major reputable builders such as Heftler Homes, the Adler Companies and Century Homebuilders of South Florida. Mr. Sanchez has personally been involved with over 20 different Subdivision Projects and for the construction of over 3,000 homes worth over $1 billion. Mr. Sanchez has an impeccable record and reputation both personally and professionally in the South Florida Community. Mr. Sanchez graduated with a Bachelor’s degree in Construction Management from Florida International University, 1986. He has been a Certified General Contractor since 1992 and has served on the Board of Directors for the Builders Association of South Florida. For the last five (5) years, Mr. Sanchez has been employed as follows:

•	1989 through the present: Founder and Owner, Fredrick Builders, Inc., in Miami, Florida.

Nature of Family Relationship(s)

Ms. Burgos is a daughter-in-law to Mr. Stula.

No Bankruptcy, Investigations, or Criminal Proceedings

None of the Key Executives of the Company’s Manager have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of such individuals, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF THE MANAGER

The Manager will receive fees for the operation of the Company, as described below.

Manager Fee Schedule

Organizational Fee

As compensation for the time and effort involved in organizing the Company, the Company shall pay to the Manager an organization fee in the amount of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) (the “Organization Fee”). The Manager shall be paid the Organization Fee once gross Proceeds reach FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).

Asset Management Fee[1]	The Company may pay the Manager a monthly management fee equal to two percent (2%) of the then gross assets under management (the “Asset Management Fee”). For purposes of calculating the Asset Management Fee, gross assets under management shall be measured as of the last Business Day of each month, and the Asset Management Fee for that month shall be paid on the first Business Day of the subsequent month.
Fund Management Fee[2]

The Company may pay Manager a fee (the “Fund Management Fee”) equal to two percent (2%) per year of the committed equity to be used for the management and operation of the Company. The fee for each year shall be based on the net capital accounts as of December 31.

1 For purposes of calculating the Asset Management Fee, the Manager will determine the value of the gross assets under management using the income approach for valuation of real estate. To the extent a Property is not generating income or future income cannot be predicted, the Manager may also use methodologies that it deems reasonable based on various valuation practices commonly used in similar businesses in the industry, including appraisals, comparable sales of other assets similar to Properties, historical data and trends from actual sales, disposition or performance of Properties, cash balances, and other such methodologies generally used and accepted in the market. Manager may be paid a greater amount if the same is reasonable and not in excess of the customary real estate property management fee which would be paid to an independent third party in connection with the management of such real estate.

2 For purposes of calculating the Fund Management Fee, the value of committed equity will be the sum of all capital that has been deployed or dedicated for use in the management and operations of the Company.

Reimbursements. The Manager shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses, including real estate acquisition costs. There is no fixed limit on the amounts reimbursed to the Manager beyond what is reasonable in the Manager’s discretion and customary in the real estate industry.

Cost Sharing. The Company shall pay to the Manager a reasonable monthly amount for its utilization of the Manager’s office, personnel and equipment, at the discretion of the Manager. There is no fixed limit on the amounts paid to the Manager for cost sharing beyond what is reasonable in the Manager’s discretion and customary in the real estate industry.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting Units beneficially owned by (i) each person known by the Company to own beneficially more than 10% of the Company’s Units, (ii) each person who is a Manager of the Company, (iii) all persons as a group who are Managers or Managers of the Manager of the Company, and as to the percentage of the outstanding Units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements or warrants in place providing for the purchase of the Company’s Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class

Class B Units	Real Street Capital Manager, LLC 9200 NW 39th Ave., Suite 130-1002 Gainesville, FL 32606	1,000	N/A	100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

FEDERAL TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this Offering Circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Company and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this Offering Circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Operating Agreement are designed to be allocated to the members with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Company. Since individual Members will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company’s informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company’s informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The securities being offered are equity interests in Real Street Build-to-Rent Fund I, LLC. The equity interests are in the form of LLC membership interests represented by Class A Units. Each Unit is $1,000.00. By purchasing Units through this Offering, an Investor will become a Member of the Company and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with Membership in the Company, please see Exhibit 3 “Operating Agreement.” All capitalizations in this section are defined in Article 1 of the Operating Agreement and all references to Sections or Articles relate to the applicable Section or Article in the Operating Agreement.

The business and affairs of the Company shall be managed, operated and controlled by or under the exclusive direction of the Manager. The Manager shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the Manager may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval or knowledge of the Members. All decisions of the Company shall be made by the Manager.

The Company does not currently own any assets and lacks an operating history; therefore, any estimates of its future economic performance are speculative.

However, it is the Company’s desire to pay a preferred return (the “Preferred Return”) to holders of the Class A Units in accordance with their capital contribution to the Company. The Preferred Return is not intended as a projection but a contractual obligation of the Company to the holders of Class A Units. The Preferred Return is not intended as an assessment or projection of the Company’s future economic performance, nor should it be construed as such by prospective Investors.

The Company cannot guarantee to Investors that it will generate sufficient cash in order to pay any distributions, including the Preferred Return. In the event of downturns in the Company’s operating results, unanticipated capital improvements to its properties, cash on hand, or other factors, the Company may be unable, or the Manager may decide not to pay distributions - including the Preferred Return - to its Members for any one or more annual period.

The Operating Agreement for the Company defines the Preferred Return for Class A Members in Section 1.1.9 as “a cumulative, non-compounded return equal to eight percent (8%) per annum…of such Member’s Invested Capital Contribution.” The Preferred Return is cumulative, meaning that if the Preferred Return is not in full in any annual period, the amount of the Preferred Return that was not paid in such annual period shall carry forward to the next annual period until paid in full. The Preferred Return will begin to accrue thirty (30) days after the date the Initial Closing.

Distribution Rights. All distributions of Net Operating Cash Flow shall be distributed as follows: (i) to the Class A Members to the extent and in proportion with their Invested Capital Contributions until the Class A Preferred Return has been paid current; (ii) then seventy percent (70%) to the Class A Members, as a group, pro rata based upon each Member’s relative Percentage Interest; (iii) and the balance to the Class B Member. The Class B Member will only receive its share of Distributions from Net Operating Cash Flow after the Class A Preferred Return has been paid current.

Available Cash on account of Net Capital Proceeds shall be distributed to the Members on a quarterly basis (subject to the availability of such Available Cash) in the following order of priority: (i) to the Class A Members to the extent and in proportion with their Invested Capital Contributions until the Class A Preferred Return has been paid current; (ii) then seventy percent (70%) to the Class A and Members, as a group, pro rata based upon each Member’s relative Percentage Interest; (iii) and the balance to the Class B Member.

Available Cash on account of Net Refinancing Proceeds shall be distributed on a quarterly basis (subject to the availability of such Available Cash) as follows: (i) seventy percent (70%) of such Net Refinancing Proceeds shall be distributed pursuant to the waterfall set forth above, and (ii) thirty percent (30%) of such Net Refinancing Proceeds shall be distributed directly to the Class B Member.

Voting Rights. Each Member of the Company is only entitled to vote on the following matters outlined in Section 4.6 of the Operating Agreement, which require an affirmative vote of seventy-five percent (75%) of the Members: (i) to authorize an act that is outside of the Purpose of the Company; (ii) to approve a sale of substantially all of the assets of the Company with an expected return of less than ten percent (10%); (iii) to amend the Certificate of Formation or make substantive amendments to the Operating Agreement; and (iv) to remove or replace the Manager.

Liquidation Rights. Upon liquidation of the Company, distributions shall be remitted to the Members to the extent and in proportion with their Invested Capital Contributions until the aggregate amount distributed to such Members in accordance with distributions stated above is sufficient to provide for a return of such Members’ Capital Contributions by the Company and any remaining funds shall be distributed as set forth in the Operating Agreement for Distributable Cash.

No Preemptive Rights. Class A Units do not include preemptive rights.

Discretionary Redemption and Withdrawal. No Class A Member may have the right to voluntarily or involuntarily withdraw, resign or otherwise disassociate (a “Withdrawal” or to “Withdraw”) or receive a return of its Capital Contribution from the Company for a period of three (3) years from the Unit Issue Date (the “Three Year Term”). After the Three Year Term, a Class A Member may request that the Company redeem a maximum of Ten (10) Units from said Member per Fiscal Year. In the event a Member desires redemption and qualifies for the same, said Member (“Redeeming Member”) shall submit a written request (“Redemption Request”) to Withdraw and for the Company to redeem said Member’s Units up to maximum of ten (10) Units per Fiscal Year. To the extent there is sufficient and available Cash Available for Redemption (as defined in the Operating Agreement), as determined by the Manager in its sole and absolute discretion, to meet all Redemption Requests timely delivered by Redeeming Members in the prior Fiscal Quarter, the Company shall redeem the Request Units from all Redeeming Members for the Redemption Price per Unit. The “Redemption Price” shall be ninety eight percent (98%) of the original investment amount, not to exceed $100,000 during any Fiscal Quarter.

No Mandatory Redemptions. There are no provisions for mandatory redemptions of Class A Units except as described in Section 4.21 of the Operating Agreement, Mandatory Redemptions Applicable to ERISA Investors (as may be needed to comply with ERISA regulations) and Section 4.22, Company Option to Redeem (in the event of the death of a Class A Member or a court order).

No Sinking Fund Provisions. There are no sinking fund provisions applicable to Class A Units.

No Liability to further calls or to assessment by the Company. There is no liability to further calls or to assessment by the Company.

Liabilities of the Members under the Operating Agreement and State Law. No Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company, except as may be expressly set forth in the Operating Agreement or required by law.

Restrictions on alienability of the securities being offered. No Class A Member may sell, exchange, transfer, assign, make a gift of, pledge, encumber, hypothecate or alienate its Interest in the Company to any Person, and no transferee of a Member's Interest may be admitted as a Member, unless the Manager approves the transfer of the Interest and admission of the transferee as a Member in writing; such approval may be withheld, conditioned or delayed in Manager’s sole and absolute discretion.

Provision discriminating against any existing or prospective holder of Units as a result of such Member owning a substantial amount of Units. No such provision applies to holders of Class A Units.

Any rights of Members that may be modified otherwise than by a vote of a majority or more of the then Units outstanding, voting as a class. The rights of holders of Class A Units as reflected in the Operating Agreement may be modified by an affirmative vote of seventy-five percent (75%) of the Members, as described in Section 4.6.

Part F/S

Independent Auditor’s Report

To the Board of Directors and Member of REAL STREET BUILD-TO-RENT-FUND I, LLC. Opinion

We have audited the accompanying financial statements of REAL STREET BUILD-TO-RENT FUND I, LLC. which comprise the balance sheet as of July 31, 2023 and the related statements of operations, member’s deficit, and cash flows for the period from June 12, 2023 (inception) to July 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REAL STREET BUILD-TO-RENT FUND I, LLC. as of July 31, 2023 and the related statements of operations, member’s deficit, and cash flows for the period from June 12, 2023 (inception) to July 31, 2023, with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of REAL STREET BUILD-TO-RENT FUND I, LLC. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about REAL STREET BUILD-TO- RENT FUND I, LLC.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of REAL STREET BUILD-TO-RENT FUND I, LLC.’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about REAL STREET BUILD-TO-RENT FUND I, LLC.’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

 /s/ Assurance Dimensions

Tampa, Florida

August 9, 2023

REAL STREET BUILD-TO-RENT FUND I, LLC

Balance Sheet

July 31, 2023

ASSETS
Current Assets
Cash	$462
Total Current Assets	462
TOTAL ASSETS	$462

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities
Due to related parties	$12,100
Total Current Liabilities	12,100
TOTAL LIABILITIES	12,100

Stockholder’s Equity
Unit A Member Interest 500,000 Units, 0 issued and outstanding as of July 31, 2023	-
Unit B Member Interest 1,000 Units issued and outstanding as of July 31, 2023	1,000
Additional paid in capital
Retained earnings	(12,638)
TOTAL MEMBER’S EQUITY	(11,638)

TOTAL LIABILITIES AND MEMBER’S EQUITY	$462

The accompanying notes are an integral part of this financial statement.

REAL STREET BUILD-TO-RENT FUND I, LLC

Statement of Operations

For the period from June 12, 2023 to July 31, 2023

REVENUE
Total revenue	$-

EXPENSES
Legal & accounting services	12,500
Office expenses	138
Total operating expenses	12,638

LOSS FROM OPERATIONS	(12,638)

OTHER INCOME	-

NET LOSS	$(12,638)

The accompanying notes are an integral part of this financial statement.

REAL STREET BUILD-TO-RENT FUND I, LLC

Statement of Member's Equity

For the period from June 12, 2023 to July 31, 2023

	UNIT A Member Interest Value	UNIT B Member Interest Value	Additional Paid In Capital	Retained Earnings	Total
June 12, 2023	$-	$-	$-	$-	$-
Member’s Equity	-	-	-	-	-
Contribution from member	-	1,000	-	-	1,000
Net income (loss)	-	-	-	(12,638)	(12,638)

July 31, 2023	$-	$1,000	$-	$(12,638)	$(11,638)

The accompanying notes are an integral part of this financial statement.

REAL STREET BUILD-TO-RENT FUND I, LLC

Statement of Cash Flows
For the period from June 12, 2023 to July 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES	$ (12,638)
Net loss
Adjustments to reconcile net income
(loss) to net cash provided by
(used in) operating activities:
Short-term loans from partners	12,100
Net cash used by operating activities	(538)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash (used in) investing activities	-
CASH FLOWS FROM FINANCING ACTIVITIES Contribution from Members	1,000
Net cash provided by financing activities	1,000
NET INCREASE IN CASH	462
Cash at beginning of year	-
Cash at end of year	$ 462
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Cash paid during year for interest	$ -
Cash paid during year for income taxes	$ -

The accompanying notes are an integral part of this financial statement.

REAL STREET BUILD-TO-RENT FUND I, LLC

Notes to Financial Statements

July 31, 2023

Note A – Nature of Business and Organization

REAL STREET BUILD-TO-RENT FUND I, LLC (“the Company”) was organized on June 12, 2023 in the State of Delaware. Headquartered in Gainesville, Florida. The Company plans to acquire, develop, improve, manage or direct the management of (either through an Affiliate or unaffiliated third party), operate and dispose of build-to-rent communities, single family residential and multi-family residential properties and related personal and real property located thereon throughout the United States.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company, with the consent of its members has elected to be taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the member separately accounts for its share of the Company’s items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements. The Company periodically assesses whether it has incurred income tax expense or related interest or penalties in accordance for uncertain income tax positions. No such amounts were recognized.

The Company adopted the income tax standard for uncertain tax positions. As a result of this implementation, the Company evaluated its tax positions and determined that it has no uncertain tax positions as of July 31, 2023. The Company’s 2023 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Member’s Deficit

Member’s equity consists of 2 classes of member interest, Class A and Class B Member Units. At July 31, 2023 the Company had 50,000 Class A Units with none issued, authorized and outstanding and the Company had 1,000 Class B Units with 1,000 Units issued, authorized and outstanding.

The Class A Units shall be entitled to the Class A Preferred Return of 8% per annum and a seventy percent (70%) Percentage Interest in the Company.

At inception the Company granted 1,000 Class B Units to its sole shareholder as Manager shares for $1,000. The Class B Interests are entitled to a Thirty Percent (30%) Percentage Interest in the Company which is subordinated to the Class A Preferred Return.

Note E – Commitments and Contingencies

The Company owed the managing member approximately $12,100 as of July 31, 2023. No interest rate or due date has been stated.

Note F – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note G – Subsequent Events

Management has assessed subsequent events through August 31, 2023, the date on which the financial statements were available to be issued.

EXHIBIT INDEX

Exhibit 2A: Certificate of Formation*

Exhibit 3: Operating Agreement*

Exhibit 4: Subscription Agreement

Exhibit 8: Escrow Agreement*

Exhibit 11: Accountant’s Consent

Exhibit 12: Attorney Letter Certifying Legality

* Previously filed on October 25, 2023

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on December 5, 2023.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

REAL STREET BUILD-TO-RENT FUND I, LLC

9200 NW 39th Avenue, Suite 130-1002

Gainesville, FL 32606

By:

s/Gregory Stula

Gregory Stula
CEO and manager of the Manager of the Issuer, Real Street Capital Manager, LLC

Date: December 5, 2023

Location Signed: Gainesville, Florida

This Offering Statement has been signed by the following person(s) in the capacities and on the date indicated.

s/Gregory Stula

Gregory Stula (serving in the capacity of Principal Financial Officer, Principal Accounting Officer and Principal Executive Officer of the Issuer)

Date: December 5, 2023

Location: Gainesville, Florida